Exhibit 99.1

Ciber, Inc.
6363 S. Fiddler's Green Circle, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

CIBER REPORTS THIRD QUARTER 2014 RESULTS

GREENWOOD VILLAGE, Colo., October 28, 2014 – Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the third quarter of 2014.

Highlights From Continuing Operations for the Third Quarter 2014 Include:

•	Revenue of $211.3 million, a 2% decrease in U.S. dollars and a 3% decrease in constant currency versus the prior year

•	Gross margin of 26%, up from 25% in both the prior year and second quarter

•	Operating income, before amortization and restructuring charges, of $2.9 million

•	Net loss from continuing operations of $20.8 million, or $1.9 million before amortization and restructuring charges, or $(0.02) per share

•	Operating cash flow used in continuing operations of $0.8 million

President and Chief Executive Officer Michael Boustridge said, "I am pleased with what we have accomplished during my first quarter at Ciber recognizing that, as with any journey, it will take time and we have considerable work to do. Our goal is to leverage, Ciber’s unique position as a flexible, nimble and trusted partner, while making the transformation to global, I am confident that we are implementing the necessary steps to execute our strategy and achieve our overall corporate goals by mid-2016."

Christian Mezger, Chief Financial Officer, commented, "We are continuing our improvement in North America as we transition and grow the business. In International, our top markets essentially performed as expected, with revenue improvement in Germany offsetting some of the pressure in the Netherlands. We have identified areas of improvement and initiatives are in place, focused on driving the necessary changes to leverage our assets and build an end-to-end aligned operating model."

Market Highlights in the Third Quarter Include:

•
Infor, a leading provider of business application software serving more than 73,000 customers, named Ciber as a 2014 Alliance Partner of the Year, an honor that reflects the fact that Ciber influenced more revenue to Infor than any other alliance partner worldwide.

•	German sugar producer Pfeifer & Langen began working with Ciber. The engagement is an implementation of multiple SAP solutions, including an ERP system and business warehouse.

•
Daytona State College, Florida’s first comprehensive community college and educator to some 30,000 students annually, picked Ciber as its implementation partner for a deployment of Oracle PeopleSoft financial, human resources and Campus Solutions software.

•
The Mississippi Department of Human Services renewed its contract with Ciber for application development and maintenance on mission-critical systems that support the state’s food stamps and child welfare programs. This engagement continues a relationship that spans more than a dozen years.

Third Quarter Financial Results from Continuing Operations

Revenue of $211.3 million decreased 2% in U.S. dollars and 3% in constant currency, compared with last year’s third quarter. Sequentially from the second quarter of 2014, revenue was down 2% in U.S. dollars and 1% in constant currency.

Gross margin for the third quarter was 26.0%, compared with 25.1% in last year’s third quarter and 25.4% in the second quarter of 2014.

Selling, general and administrative expenses (SG&A), in the third quarter were $52.0 million, a decrease of 3% compared to the third quarter of last year and 6% sequentially.

Third quarter 2014 operating income from continuing operations of $2.9 million, before amortization, restructuring charges and management transition costs, yielded an operating margin of 1.4%, compared to 1.5% in the prior-year third quarter, and 1.9% in the second quarter of 2014. Including amortization and restructuring charges, operating loss from continuing operations was $18.4 million.

Net loss from continuing operations, before amortization and restructuring charges, for the third quarter of 2014 was $1.9 million, or $(0.02) per share. Including amortization and restructuring charges, net loss from continuing operations was $20.8 million in the quarter. Last year’s third quarter net income from continuing operations, before restructuring and management transition costs, was $1.4 million, or $0.02 on a per share basis. For the second quarter of 2014, net income from continuing operations, before amortization, restructuring charges and management transition costs, was $1.3 million, or $0.02 per share.

Revenue in the International division was $105.0 million for the third quarter of 2014, which was down 5% compared to the year-ago third quarter, and down 7% in constant currency. Compared to the second quarter of 2014, International revenue was down 4% in U.S. dollars and 2% in constant currency. Operating margin of 1.7% was down 240 basis points compared to the third quarter of 2013 and down 120 basis points from the second quarter of 2014.

The North American division posted revenue of $106.3 million, up 1% from the year-ago third quarter and up 1% compared to the second quarter of 2014. Operating margin of 9.8% improved 170 basis points from the year-ago third quarter and 110 basis points from the second quarter of 2014.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the third quarter of 2014 was $21.0 million. The outstanding balance on the credit facility was $12.8 million.

Cash flow used in operating activities (continuing operations) year-to-date through September 30 was $28.1 million, an increase of $23.7 million versus the prior year. Days Sales Outstanding (DSO) were 64 days. Capital expenditures totaled $7.9 million in the year-to-date period.

Restructuring

On July 25, 2014, we approved a restructuring plan focused on the implementation of a go-to-market model, realigning the organization and improving our near and offshore delivery mix ("the 2014 Plan"). The 2014 Plan commenced in the third quarter of 2014 and is expected to be completed in the next twelve months. It is expected to impact approximately 280 people. We estimate the total amount of the restructuring charges for the 2014 Plan will be approximately $27 million, substantially all of which will be settled in cash. The total estimated restructuring expenses include approximately $20 million related to employee severance and related benefits and approximately $7 million related to office closures and other expenses.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber's SEC filings on forms 10-Q and 8-K. These filings may be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Investor and Analyst Conference Call
Ciber President and Chief Executive Officer Michael Boustridge invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.
The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 866-318-8615 (U.S.) or +1-617-399-5134 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 88180592.
A replay of the call and webcast will be available one hour after the call ends through November 28, 2014. To access the telephone replay, dial 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.) and use the pass code 23112157. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information
Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: third quarter 2014 revenue change year-over-year adjusted for currency; third quarter year to date 2014 revenue change year-over-year adjusted for currency; third quarter 2014 sequential revenue change adjusted for currency; international third quarter 2014 revenue change year-over-year adjusted for currency; international third quarter year to date 2014 revenue change year-over-year adjusted for currency; international third quarter 2014 sequential revenue change adjusted for currency; third quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring, amortization, and management transition costs; second quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring charges, amortization and management transition costs; third quarter 2013 operating income from continuing operations and operating margin adjusted for restructuring charges, amortization and management transition costs; third quarter 2014 net loss from continuing operations and net loss per share from continuing operations adjusted for restructuring charges, amortization and management transition costs; second quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs; and third quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan or our strategic plan proves to be less successful than anticipated; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected; a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients' operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability may vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively in this evolving marketplace; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2013 and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.
Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

###

Contact:
Christian Mezger
Investor Relations
303-267-3857
cmezger@ciber.com

Betsy Loeff
Media Relations
303-967-1304
bloeff@ciber.com

Ciber, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES
Consulting services	$200,314	$202,780	$607,934	$620,606
Other revenue	10,992	12,277	36,029	34,387
Total revenues	211,306	215,057	643,963	654,993

OPERATING EXPENSES
Cost of consulting services	150,414	153,597	457,525	469,611
Cost of other revenue	6,040	7,398	20,459	20,056
Selling, general and administrative	51,969	53,531	157,002	154,021
Amortization of intangible assets	65	—	132	—
Restructuring charges	21,244	14,000	22,650	14,953
Total operating expenses	229,732	228,526	657,768	658,641

OPERATING LOSS FROM CONTINUING OPERATIONS	(18,426)	(13,469)	(13,805)	(3,648)

Interest expense	(372)	(450)	(1,270)	(1,970)
Other income (expense), net	(1,522)	(56)	(1,612)	611

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(20,320)	(13,975)	(16,687)	(5,007)
Income tax expense (benefit)	464	(462)	5,200	4,122

LOSS FROM CONTINUING OPERATIONS	(20,784)	(13,513)	(21,887)	(9,129)
Loss from discontinued operations, net of income tax	(47)	(952)	(477)	(5,489)

CONSOLIDATED NET LOSS	(20,831)	(14,465)	(22,364)	(14,618)
Net income attributable to noncontrolling interests	20	4	35	4

NET LOSS ATTRIBUTABLE TO CIBER, INC.	$(20,851)	$(14,469)	$(22,399)	$(14,622)

Basic and diluted loss per share attributable to Ciber, Inc.:
Continuing operations	$(0.27)	$(0.18)	$(0.28)	$(0.12)
Discontinued operations	—	(0.01)	(0.01)	(0.08)
Basic and diluted loss per share attributable to Ciber, Inc.	$(0.27)	$(0.19)	$(0.29)	$(0.20)

Weighted average shares outstanding - basic and diluted	78,121	75,070	77,291	74,611

Ciber, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$21,017	$44,483
Accounts receivable, net of allowances of $2,575 and $2,335, respectively	181,319	189,382
Prepaid expenses and other current assets	28,032	22,794
Total current assets	230,368	256,659

Property and equipment, net of accumulated depreciation of $46,752 and $48,500, respectively	15,679	12,923
Goodwill	273,273	281,714
Other assets	7,567	6,522

TOTAL ASSETS	$526,887	$557,818

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$2,517	$53
Accounts payable	23,187	34,223
Accrued compensation and related liabilities	50,174	69,622
Deferred revenue	14,102	20,989
Income taxes payable	2,078	1,654
Other accrued expenses and liabilities	56,884	44,190
Total current liabilities	148,942	170,731

Long-term debt	10,300	—
Deferred income taxes	27,679	23,910
Other long-term liabilities	10,181	10,119
Total liabilities	197,102	204,760

Commitments and contingencies

Equity:
Ciber, Inc. shareholders' equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 78,394 and 75,822 shares issued, respectively	784	758
Treasury stock, at cost, 21 and 37 shares, respectively	(73)	(150)
Additional paid-in capital	358,558	343,944
Retained earnings (accumulated deficit)	(20,763)	4,887
Accumulated other comprehensive income (loss)	(9,279)	3,096
Total Ciber, Inc. shareholders' equity	329,227	352,535
Noncontrolling interests	558	523
Total equity	329,785	353,058

TOTAL LIABILITIES AND EQUITY	$526,887	$557,818

Ciber, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(22,364)	$(14,618)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Loss from discontinued operations	477	5,489
Depreciation	4,178	4,396
Amortization of intangible assets	132	—
Deferred income tax expense	3,567	2,429
Provision for doubtful receivables	259	680
Share-based compensation expense	9,726	8,969
Amortization of debt costs	428	656
Other, net	1,581	340
Changes in operating assets and liabilities:
Accounts receivable	266	(392)
Other current and long-term assets	288	(694)
Accounts payable	(10,209)	(5,105)
Accrued compensation and related liabilities	(17,959)	(11,436)
Other current and long-term liabilities	8,053	8,527
Income taxes payable/refundable	(6,508)	(3,632)
Cash used in operating activities — continuing operations	(28,085)	(4,391)
Cash used in operating activities — discontinued operations	(481)	(2,865)
Cash used in operating activities	(28,566)	(7,256)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition	(845)	—
Purchases of property and equipment, net	(7,867)	(4,079)
Cash used in investing activities — continuing operations	(8,712)	(4,079)
Cash used in investing activities — discontinued operations	—	(313)
Cash used in investing activities	(8,712)	(4,392)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	245,163	234,022
Payments on long-term debt	(232,062)	(242,572)
Employee stock purchases and options exercised	4,912	1,949
Purchase of shares for employee tax withholdings	(3,172)	(1,288)
Payment of initial fair value of acquisition-related contingent consideration	—	(3,428)
Other, net	—	(92)
Cash provided by (used in) financing activities — continuing operations	14,841	(11,409)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,029)	(2,902)
Net decrease in cash and cash equivalents	(23,466)	(25,959)
Cash and cash equivalents, beginning of period	44,483	58,849
Cash and cash equivalents, end of period	$21,017	$32,890

Ciber, Inc.
SUMMARY SEGMENT DATA
(Dollars in thousands)
(Unaudited)

Summary Segment Analysis

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Revenues:
International	$105,007	$110,879	(5)%	$329,818	$337,489	(2)%
North America	106,300	104,865	1%	314,932	318,793	(1)%
Other	706	833	(15)%	1,927	2,575	(25)%
Total segment revenues	212,013	216,577	(2)%	646,677	658,857	(2)%
Inter-segment	(707)	(1,520)	n/m	(2,714)	(3,864)	n/m
Total revenues	$211,306	$215,057	(2)%	$643,963	$654,993	(2)%

Operating income (loss) from continuing operations:
International	$1,822	$4,577	(60)%	$11,877	$15,528	(24)%
North America	10,430	8,506	23%	28,011	25,104	12%
Other	79	44	80%	212	162	31%
Total segment operating income	12,331	13,127	(6)%	40,100	40,794	(2)%
Corporate expenses	(9,448)	(12,596)	25%	(31,123)	(29,489)	(6)%
Operating income from continuing operations before amortization and restructuring charges	2,883	531	443%	8,977	11,305	(21)%
Amortization of intangible assets	(65)	—	n/m	(132)	—	n/m
Restructuring charges	(21,244)	(14,000)	(52)%	(22,650)	(14,953)	(51)%
Total operating loss from continuing operations	$(18,426)	$(13,469)	(37)%	$(13,805)	$(3,648)	(278)%
_____________
n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income
(excluding Inter-segment, corporate expenses, amortization and rescturturing)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
International	50%	51%	51%	51%
North America	50%	49%	49%	49%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	15%	35%	30%	38%
North America	85%	65%	70%	62%
Other	—%	—%	—%	—%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins
(excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating margin:
International	2%	4%	4%	5%
North America	10%	8%	9%	8%
Other	11%	5%	11%	6%
Total segment operating margin	6%	6%	6%	6%

Ciber, Inc.
NON-GAAP FINANCIAL INFORMATION
(Dollars in millions, except per share amounts)
(Unaudited)

Ciber reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release, our quarterly earnings call, and our quarterly report on form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended September 30, 2014 Comparison to Three Months Ended September 30, 2013
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(2.6)%	0.9%	(1.7)%

International	(7.0)%	1.7%	(5.3)%

	Nine Months Ended September 30, 2014 Comparison to Nine Months Ended September 30, 2013
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(3.2)%	1.5%	(1.7)%

International	(5.2)%	2.9%	(2.3)%

	Three Months Ended September 30, 2014 Sequential Comparison to Three Months Ended June 30, 2014
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(0.5)%	(1.1)%	(1.6)%

International	(2.4)%	(2.0)%	(4.4)%

Adjusted Results of Operations

	Consolidated*
	Three Months Ended September 30, 2014		Three Months Ended June 30, 2014		Three Months Ended September 30, 2013
	In millions	Margin	In millions	Margin	In millions	Margin
GAAP reported operating loss from continuing operations	(18.4)	(8.7)%	$(2.4)	(1.1)%	$(13.5)	(6.3)%
Restructuring charges	21.2	10.1	1.5	0.7	14.0	6.5
Amortization of intangible assets	0.1	—	0.1	—	—	—
Management transition costs	—	—	5.0	2.3	2.6	1.2
Operating income from continuing operations before restructuring charges, amortization and management transition costs	$2.9	1.4%	$4.1	1.9%	$3.1	1.5%
*Columns may not total due to rounding

	Consolidated*
	Three Months Ended September 30, 2014		Three Months Ended June 30, 2014		Three Months Ended September 30, 2013
	In millions	Per Share	In millions	Per Share	In millions	Per Share
GAAP net loss from continuing operations	(20.8)	$(0.27)	(5.2)	$(0.07)	$(13.5)	$(0.18)
Restructuring charges	21.2	0.27	1.5	0.02	14.0	0.19
Tax impact of restructuring charges	(2.4)	(0.03)	—	—	(1.7)	(0.02)
Amortization of intangibles	0.1	—	0.1	—	—	—
Management transition costs	—	—	5.0	0.06	2.6	0.03
Net income (loss) from continuing operations before restructuring charges	$(1.9)	$(0.02)	$1.3	$0.02	$1.4	$0.02
*Columns may not total due to rounding